Exhibit 10.29

SUMMARY OF 2013 EXECUTIVE COMPENSATION

The Company’s 2013 executive compensation has been approved by the Compensation Committee of the Board of Directors and the full Board of Directors. With the guidance of a compensation consultant, executive compensation was derived from third-party compensation survey data for comparable companies and executive positions and is based upon performance targets and payments tied to a percentage of base pay. The key elements of the Company’s 2013 executive compensation are as follows:

Bonus Incentive Compensation:

Annual cash incentive bonuses are intended to compensate for the achievement of Company strategic, operational and financial goals and/or individual performance objectives. Amounts payable are discretionary and typically calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. Individual objectives are tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The Compensation Committee works with the Chief Executive Officer to develop and approve the performance goals for each executive and the Company as a whole. The goals established by the Compensation Committee and the Board of Directors are based on the Company’s historical operating results and growth rates, as well as expected future results, and are designed to require significant effort and operational success on the part of the executives and the Company. These bonus awards are in two levels based on the Company achieving certain specified operating metrics, including revenue and operating profit. The applicable bonus payable will be paid following the completion of 2013.

The following table sets forth the 2013 salary and bonus, assuming achievement of 100% of the target based on the foregoing criteria, for each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K):

Name of Executive Officer	2013 Base Salary	Cash Bonus (Assuming Achievement of 100% of Target)
Michael K. Simon	$370,000	$370,000
James F. Kelliher	$275,000	$148,400
Michael J. Ewing	$300,000	$120,000
Marton B. Anka	$260,000	$130,000
Seth L. Shaw	$215,000	$185,000
Michael J. Donahue	$237,000	$94,800
Andrew F. Burton	$230,000	$92,000